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Exhibit No. 5

Opinion of Satterlee Stephens Burke & Burke LLP as to Legality of the Securities being Registered

SATTERLEE STEPHENS BURKE & BURKE LLP
230 Park Avenue
New York, NY 10169-0079
(212) 818-9200

                          June 2, 2005

Medarex, Inc.
707 State Road
Suite 206
Princeton, New Jersey 08540

Dear Sirs:

         You have asked for our opinion in connection with a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission for registration pursuant to the Securities Act of 1933, as amended of 16,500,000 shares of common stock, par value $.01 per share, of Medarex, Inc. (the "Company") reserved for issuance pursuant to the Company's 2005 Equity Incentive Plan (the "Plan").

        As counsel for the Company, we are familiar with the Plan, as amended to date, and with the corporate proceedings relating thereto and to the Registration Statement herein above referred to. Based on the foregoing, it is our opinion that the shares reserved under the Plan, when issued and sold in accordance with the Registration Statement, the related Prospectuses and the Plan, will be validly issued, fully paid and non-assessable with no personal liability attaching to the ownership thereof under the laws of the State of New Jersey.

        We understand that a copy of this opinion will be filed as an exhibit to the Registration Statement and we hereby consent to such filing.

                      /s/ SATTERLEE STEPHENS BURKE &
                      BURKE LLP

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SATTERLEE STEPHENS BURKE & BURKE LLP 230 Park Avenue New York, NY 10169-0079 (212) 818-9200